Exhibit 5.1
Belden Inc.
1 North Brentwood Boulevard
St. Louis, Missouri 63105

June 12, 2020

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Re: Registration on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, Legal, General Counsel and Corporate Secretary of Belden Inc., a Delaware corporation (the “Company”), and am familiar with the registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the registration of 1,500,000 shares of the Company’s common stock, $0.01 par value (the “Shares”), issuable pursuant to the Belden Retirement Plan, the Tripwire Inc. 401(k) Plan, the PPC 401(k) Plan, and the Prosoft Technology, Inc. 401(k) Profit Sharing Plan and Trust (the “Plans”). I have examined such certificates, documents and records of the Company and have made such other investigations as I have deemed necessary in order to render the opinion set forth below.

Based upon the foregoing and having regard to legal considerations that I deem relevant, it is my opinion that the Shares (which may be issued in the future pursuant to the Plans, when issued in accordance with the terms of the Plans) will be legally issued, fully paid and nonassessable.

I consent to the use of my name in such registration statement and also to the filing of this opinion as an exhibit to the registration statement.

This opinion shall be limited to the General Corporation Law of the State of Delaware and the related Delaware Constitution provisions.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/Brian E. Anderson

Brian E. Anderson
Senior Vice President, Legal, General Counsel and Corporate Secretary
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